Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Huttig Building Products, Inc.:

We consent to the use of our report dated March 5, 2019 with respect to the consolidated balance sheets of Huttig Building Products, Inc. and subsidiary as of December 31, 2018 and 2017, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the effectiveness of internal control over financial reporting as of December 31, 2018 incorporated by reference herein.

/s/ KPMG LLP

St. Louis, Missouri

May 1, 2019